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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)
(Amendment No. 2)1

Connetics Corporation

(Name of Issuer)
Common Stock

(Title of Class of Securities)
208192 10 4
(CUSIP Number)
September 7, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   / /      Rule 13d-1(b)

   /x/      Rule 13d-1(c)

   / /      Rule 13d-1(d)

1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 208192 10 4	13G	Page 2 of 9 Pages

(1)	NAMES OF REPORTING PERSONS. Biotechnology Value Fund, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

(2)	CHECK THE APPROPRIATE BOX IF A	(a)	/x/
	MEMBER OF A GROUP (SEE INSTRUCTIONS)	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:		(5)	SOLE VOTING POWER
0

		(6)	SHARED VOTING POWER
0

		(7)	SOLE DISPOSITIVE POWER
0

		(8)	SHARED DISPOSITIVE POWER
0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 208192 10 4	13G	Page 3 of 9 Pages

(1)	NAMES OF REPORTING PERSONS. Biotechnology Value Fund II, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

(2)	CHECK THE APPROPRIATE BOX IF A	(a)	/x/
	MEMBER OF A GROUP (SEE INSTRUCTIONS)	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:		(5)	SOLE VOTING POWER
0

		(6)	SHARED VOTING POWER
0

		(7)	SOLE DISPOSITIVE POWER
0

		(8)	SHARED DISPOSITIVE POWER
0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 208192 10 4	13G	Page 4 of 9 Pages

(1)	NAMES OF REPORTING PERSONS. BVF Investments, L.L.C. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

(2)	CHECK THE APPROPRIATE BOX IF A	(a)	/x/
	MEMBER OF A GROUP (SEE INSTRUCTIONS)	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:		(5)	SOLE VOTING POWER
0

		(6)	SHARED VOTING POWER
0

		(7)	SOLE DISPOSITIVE POWER
0

		(8)	SHARED DISPOSITIVE POWER
0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 208192 10 4	13G	Page 5 of 9 Pages

(1)	NAMES OF REPORTING PERSONS. BVF Partners, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

(2)	CHECK THE APPROPRIATE BOX IF A	(a)	/x/
	MEMBER OF A GROUP (SEE INSTRUCTIONS)	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:		(5)	SOLE VOTING POWER
0

		(6)	SHARED VOTING POWER
0

		(7)	SOLE DISPOSITIVE POWER
0

		(8)	SHARED DISPOSITIVE POWER
0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 208192 10 4	13G	Page 6 of 9 Pages

(1)	NAMES OF REPORTING PERSONS. BVF, Inc. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

(2)	CHECK THE APPROPRIATE BOX IF A	(a)	/x/
	MEMBER OF A GROUP (SEE INSTRUCTIONS)	(b)	/ /

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:		(5)	SOLE VOTING POWER
0

		(6)	SHARED VOTING POWER
0

		(7)	SOLE DISPOSITIVE POWER
0

		(8)	SHARED DISPOSITIVE POWER
0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA,CO

* SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 208192 10 4	13G	Page 7 of 9 Pages

ITEM 1(a).	NAME OF ISSUER:
Connetics Corporation ('Connetics')
ITEM 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
3400 West Bayshore Road Palo Alto, California 94303
ITEM 2(a).	NAME OF PERSON FILING:
This Amendment to Schedule 13G is being filed on behalf of the following persons* (the 'Reporting Persons'):
	(i)	Biotechnology Value Fund, L.P. ('BVF')
	(ii)	Biotechnology Value Fund II, L.P. ('BVF2')
	(iii)	BVF Investments, L.L.C. ('Investments')
	(iv)	BVF Partners L.P. ('Partners')
	(v)	BVF Inc. ('BVF Inc.')
	*	Attached as Exhibit 1 is a copy of an agreement among the Reporting Persons filing (as specified hereinabove) that this Amendment to Schedule 13G is being filed on behalf of each of them.
ITEM 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE:
The principal business office of the Reporting Persons comprising the group filing this Amendment to Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois, 60606.
ITEM 2(c).	CITIZENSHIP:
	BVF:	a Delaware limited partnership
	BVF2:	a Delaware limited partnership
	Investments:	a Delaware limited liability company
	Partners:	a Delaware limited partnership
	BVF Inc.:	a Delaware corporation
ITEM 2(d).	TITLE OF CLASS OF SECURITIES:
Common Stock, $0.001 par value.
ITEM 2(e).	CUSIP Number:
208192 10 4

CUSIP No. 208192 10 4	13G	Page 8 of 9 Pages

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS: One of the following
Not applicable as this Amendment to Schedule 13G is filed pursuant to Rule 13d 1(c).
ITEM 4.	OWNERSHIP:
The information in items 1 and 5 through 11 on the cover pages (pp. 2 - 6) on this Amendment to Schedule 13G is hereby incorporated by reference.
ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following. /x/
ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
Not applicable as none of the Reporting Persons own any shares of the common stock of Connetics.
ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
Not applicable.
ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:
Not applicable.
ITEM 9.	NOTICE OF DISSOLUTION OF GROUP:
Not applicable.

CUSIP No. 208192 10 4	13G	Page 9 of 9 Pages

ITEM 10.	CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   September 12, 2001

BIOTECHNOLOGY VALUE FUND, L.P.
By:	BVF Partners L.P., its general partner
	By:	BVF Inc., its general partner
		By:	/s/ MARK N. LAMPERT Mark N. Lampert President
BIOTECHNOLOGY VALUE FUND II, L.P.
By:	BVF Partners L.P., its general partner
	By:	BVF Inc., its general partner
		By:	/s/ MARK N. LAMPERT Mark N. Lampert President
BVF INVESTMETNS L.L.C.
By:	BVF Partners L.P., its manager
	By:	BVF Inc., its general partner
		By:	/s/ MARK N. LAMPERT Mark N. Lampert President
BVF PARTNERS L.P.
By:	BVF Inc., its general partner
	By:	/s/ MARK N. LAMPERT Mark N. Lampert President
BVF INC.
By:	/s/ MARK N. LAMPERT Mark N. Lampert President

EXHIBIT 1

AGREEMENT REGARDING JOINT FILING

   The undersigned, Biotechnology Value Fund, L.P., a Delaware limited partnership, Biotechnology Value Fund II, L.P., a Delaware limited partnership, BVF Investments, L.L.C., a Delaware limited liability company, BVF Partners L.P., a Delaware limited partnership, and BVF Inc., a Delaware corporation, hereby agree and acknowledge that the information required by the Amendment to Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:   September 12, 2001

BIOTECHNOLOGY VALUE FUND, L.P.
By:	BVF Partners L.P., its general partner
	By:	BVF Inc., its general partner
		By:	/s/ MARK N. LAMPERT Mark N. Lampert President
BIOTECHNOLOGY VALUE FUND II, L.P.
By:	BVF Partners L.P., its general partner
	By:	BVF Inc., its general partner
		By:	/s/ MARK N. LAMPERT Mark N. Lampert President
BVF INVESTMETNS L.L.C.
By:	BVF Partners L.P., its manager
	By:	BVF Inc., its general partner
		By:	/s/ MARK N. LAMPERT Mark N. Lampert President
BVF PARTNERS L.P.
By:	BVF Inc., its general partner
	By:	/s/ MARK N. LAMPERT Mark N. Lampert President
BVF INC.
By:	/s/ MARK N. LAMPERT Mark N. Lampert President

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SEE INSTRUCTIONS BEFORE FILLING OUT
AGREEMENT REGARDING JOINT FILING